EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Jones Soda Co.

We consent to the incorporation by reference in the registration statements (Nos. 333-103939 and 333-109173) on Form S-8 of Jones Soda Co. of our report dated March 13, 2007, with respect to the consolidated balance sheets of Jones Soda Co. and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of operations, stockholders’ equity and comprehensive income and cash flows for each of the years in the three year period ended December 31, 2006, which report appears in the December 31, 2006 annual report on Form 10-K/A of Jones Soda Co.

/s/ KPMG LLP

Vancouver, Canada

January 29, 2008